Exhibit (d)(2)

J. Alexander’s Corporation

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

March 18, 2012

PERSONAL AND CONFIDENTIAL

Fidelity National Financial, Inc.

Fidelity Newport Holdings, LLC

601 Riverside Avenue

Jacksonville, Florida 32204

Attention: Brent B. Bickett

Ladies and Gentlemen:

Fidelity National Financial, Inc., a Delaware corporation (“FNF”) and Fidelity Newport Holdings, LLC, a Delaware limited liability company (“FNH”, and together with FNF, collectively, “you” or “your”) have requested information concerning J. Alexander’s Corporation, a Tennessee corporation (the “Company”), in connection with your consideration of a possible negotiated transaction between the Company or any subsidiary thereof or its shareholders and you or an affiliate of yours. As a condition to furnishing such information to you, the Company requires that you agree, as set forth below, to treat confidentially in accordance with the provisions of this letter agreement any information (whether prepared by the Company, its representatives or otherwise, and whether in oral, written or electronic form, and whether provided on or after the date hereof) that the Company or its representatives, furnish to you or your representatives, or which is prepared by you or your representatives based on, to the extent containing or otherwise reflecting your possession or review of such information, including any notes, memoranda, analyses, compilations, studies or other documents (such information being collectively referred to herein as the “Evaluation Material”) and to take or abstain from taking certain other actions set forth herein. The term “Evaluation Material” does not include information that you can establish (i) is already in your possession, provided that such information is not known by you, after due inquiry, to be subject to another confidentiality agreement with or other obligation of secrecy or of a fiduciary nature to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by you or your affiliates or representatives or other than as a result of a breach by any third party of an obligation of secrecy or of a fiduciary nature to the Company or another party, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy or a fiduciary nature to the Company or another party.

You hereby agree that the Evaluation Material will be used by you or your representatives solely for the purpose of evaluating a possible negotiated transaction between the Company or any subsidiary thereof or its shareholders and you and will be kept confidential by you and your representatives; provided, however, that any of such information may be disclosed only to your representatives who (i) need to know such information for the purpose of evaluating any such possible transaction between the Company or any subsidiary thereof or its shareholders and you, (ii) are informed by you of the confidential nature of such information and the terms of this letter agreement, and (iii) are directed to keep such information confidential; provided, however, that, notwithstanding the foregoing, neither you, nor any of your representatives shall disclose to or discuss the Evaluation Material with any officer, employee, agent or other representative of (A) FNH or American Blue Ribbon Holdings, LLC (“ABRH”) other than the members of the board of managers and executive officers (including the Finance Director) of FNH or ABRH, (B) Newport Global Opportunities Fund, LP, (other than Stewart Massie), (C) O’Charley’s Inc. (“O’Charley’s”), other than executive officers who have been reassigned to such executive offices within O’Charley’s from equivalent executive offices at ABRH and who are identified to the Company, or (D) any subsidiary of ABRH or O’Charley’s (such persons to and with whom Evaluation Material shall neither be disclosed nor discussed, the “Restricted Group”). For avoidance of doubt, Evaluation Material may only be reproduced, and you or your representatives may only prepare information based on, containing or otherwise reflecting such information, solely for the limited purpose of, and solely to the extent necessary for, evaluating a possible negotiated transaction between the Company or any subsidiary thereof or its shareholders and you. You hereby agree that you will be responsible for compliance with, and any breach of, this letter agreement by your representatives and the Company shall be entitled to directly enforce such agreements and you agree to take all reasonable measures to assure that your representatives do not make any prohibited or unauthorized disclosure or use (including in legal proceedings) of the Evaluation Material.

You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In the event that you or your representatives are required by applicable law or government regulation or receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, you agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if disclosure of such information is required in the opinion of your counsel, disclose without liability hereunder only that portion of the Evaluation Material that is legally required to be disclosed in the opinion of such counsel and exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates. The Company will reimburse you and your representatives for any reasonable out-of-pocket expenses, if any, incurred in connection with its compliance with clause (ii) of the immediately preceding sentence in response to a valid and effective subpoena or court order.

Until the earliest of (i) the consummation of a transaction between the Company or any subsidiary thereof and you or any associate or affiliate of yours or any group of which you or any associate or affiliate of yours is a member, or (ii) eighteen (18) months from the date of this letter agreement, you will not, and will cause your representatives and your controlled affiliates, not to, directly or indirectly, initiate, solicit or maintain contact with any officer, director, employee, shareholder, affiliate, supplier, distributor, broker or customer of the Company or any of its subsidiaries regarding the Company or any of its subsidiaries or their respective operations, assets, prospects or finances, in connection with your evaluation of a possible transaction between the Company or any subsidiary thereof or its shareholders and you, except with the express written permission of the Company. It is understood that the Company will arrange for all contacts for due diligence purposes for you, as appropriate. All (i) communications regarding a possible transaction; (ii) requests for additional Evaluation Material; (iii) requests for tours or management meetings; and (iv) discussions or questions regarding procedures, will be submitted or directed, unless otherwise instructed by the Company, only to Cary Street Partners LLP.

You also hereby agree that, for the period beginning on the date hereof and ending eighteen (18) months from the date of this letter agreement, you will not, and will cause your representatives acting on your behalf and controlled affiliates not to, without the Company’s prior written consent, directly or indirectly, (i) induce, attempt to induce or encourage any person employed with the Company or any of its subsidiaries in the capacity as an officer, corporate director or manager level or regional operations director to leave the employ of the Company or such subsidiary or affiliate knowingly interfere with the relationship between the Company or such subsidiary or affiliate and such persons, or (ii) solicit for employment, hire or maintain contact with any person who is or has been employed with the Company or any of its subsidiaries or affiliates in the capacities listed above, unless such person has ceased to be an employee of the Company or any of its subsidiaries or affiliates for at least six months (other than as a result of a breach of this paragraph); provided, however, that this prohibition shall not apply to solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of the Company or any subsidiary or affiliate person.

In addition, except to the extent required by applicable law or governmental regulation or by valid legal process, you will not, and will cause your representatives not to, directly or indirectly, disclose to any person either the fact that discussions or negotiations are taking (or have taken) place concerning a possible transaction between the Company or any subsidiary thereof or its shareholders and you or any other party, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, nor will you disclose to any person that you or others have requested or received any Evaluation Material or that this letter agreement has been entered into; provided, however, that, neither you nor any of your representatives shall disclose to or discuss any of the foregoing with any member of the Restricted Group. In the event you or any of your representatives determine that it is required by applicable law or governmental regulation or by valid legal process to make any such disclosure, you agree to immediately notify the Company of such determination and provide the Company reasonable opportunity to obtain an appropriate protective order. For avoidance of doubt, you may not, and you will cause your associates and controlled affiliates not to, without the express prior authorization of the Company, enter into any discussions, negotiations, arrangements or understandings with any third party regarding a potential transaction with the Company, including their participation in any such transaction with you or any associate or affiliate of yours as part of an investor consortium. Additionally, you agree that you will not, and you will cause your representatives and controlled affiliates not to, without the express prior authorization of the Company’s Board of Directors, enter into any discussions, negotiations, arrangements, agreements or understandings with any director or member of the Company’s management team regarding their involvement in a potential transaction between you or any associate or affiliate of yours, and the Company or any affiliate of the Company, including, without limitation, relating to any employment, investment or other post-transaction arrangements. You hereby represent that you are not party to, and will not enter into, any arrangement, agreement or understanding with any other party that such other party will refrain from making a proposal (individually or with a party other than you), or otherwise enter into discussions with the Company, regarding a potential transaction between the Company or any subsidiary thereof or its shareholders. You hereby represent that you are not a member of any group with respect to any securities of the Company or any of its subsidiaries (other than any group which includes your subsidiaries, FNH, American Blue Ribbon Holdings, LLC and Newport Global Opportunities Fund, LP, and no other person). You further represent that you and any controlled affiliates are not party to, and will not enter into an arrangement, or cause any such affiliate to enter into, an agreement or understanding with a debt financing source which may reasonably be expected to limit such financing source from acting as a financing source for any other party in connection with a potential transaction with the Company or any subsidiary thereof or its shareholders.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period beginning on the date hereof and ending twelve (12) months from the date of this letter agreement, you will not, and will cause your representatives acting on your behalf, and controlled affiliates, not to, and you will not, and will cause such representatives acting on your behalf and controlled affiliates not to, assist, provide or arrange financing to or for others or encourage others to, in any manner whatsoever, directly or indirectly, acting alone or in concert with others (whether publicly or privately), unless specifically requested in writing in advance by the Board of Directors of the Company:

(i)        acquire or agree, offer, seek, announce an intention to acquire, propose to acquire or enter into any arrangement or undertaking to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets, indebtedness or businesses of the Company or any subsidiary thereof or any securities of the Company or any subsidiary or affiliate thereof, or any rights, warrants or options to acquire such ownership (including from a third party), including, without limitation, by means of tender or exchange offer,

(ii)        make, effect, initiate, offer, seek, cause or propose any take-over bid, tender offer, merger, consolidation, exchange offer, recapitalization, reorganization, business combination, liquidation, dissolution or similar transaction, or any other extraordinary transaction, with or involving the Company or any subsidiary or affiliate thereof, or any successor entities thereto or involving any securities or assets of the Company or any subsidiary or affiliate thereof,

(iii)        seek or propose to advise, influence, change or control the management, the Board of Directors or the policies of the Company or any subsidiary or affiliate thereof or to obtain representation on the Company’s Board of Directors, or solicit, make, effect, initiate, cause, or, in any way seek to influence, advise or direct the vote of, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company or any subsidiary or affiliate thereof or call or seek to have called any meeting of the shareholders of the Company,

(iv)        form, join, or participate in or otherwise encourage the formation of any group with respect to any securities of the Company or any of its subsidiaries,

(v)        enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or

(vi)        seek or request permission to do any of the foregoing, request to amend any provision of this paragraph (including, without limitation, any of clauses (i)-(v) hereof), or make or seek permission to make any public announcement with respect to any of the foregoing or otherwise take any action that may require the Company or any subsidiary or affiliate thereof to make a public announcement regarding any of the foregoing.

Provided that the foregoing will not prohibit you from contacting Cary Street Partners, LLP to request a waiver of the foregoing, which waiver request may be granted or rejected for any or no reason.

Notwithstanding the foregoing provisions, if at any time during the term of this agreement, an unrelated third party commences a bona fide, financed and unsolicited public tender or exchange offer for more than 50% of the voting securities of the Company, you and your representatives and your controlled affiliates shall not be prohibited thereafter from proposing or commencing a tender or exchange offer, or proposing a business combination, merger of similar extraordinary transaction, in each case for 100% (and not less than 100%) of the outstanding common stock or assets of the Company.

You understand and agree that the Evaluation Material information is provided “as is” and neither the Company nor any of its representatives have made or make, and you are not entitled to rely on, any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and that nothing contained in any discussions between the Company or any of its directors, officers, employees, agents or any other representatives or its advisors and you or any of your representatives shall be deemed to constitute a representation or warranty. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or content of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement which provides for any transaction between the Company or any subsidiary thereof or its shareholders and you. The Company reserves the right, in its sole discretion, to determine what information it will provide or withhold, as well as the times at which it will make such information available.

At the request of the Company or in the event that you, or any associates or affiliates of yours or any group of which you or any associate or affiliate of yours is a member, do not proceed with a transaction which is the subject of this letter agreement, you and your representatives shall promptly redeliver to the Company all written (or electronic) Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written (or electronic) material. All documents, memoranda, analyses, compilations, studies, notes and other writings whatsoever prepared by you or your representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you and your representatives may retain such information for archival or record retention purposes as required under any applicable law or regulation or internal compliance requirement, provided that such information must be maintained under the supervision of an authorized officer of you and/or your representatives, respectively, and that you and/or your representatives shall retain such Information in compliance with the confidentiality and nonuse terms of this Agreement.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement represents the entire understanding of the parties with respect to the matters referred to in this letter agreement and supersedes all prior understandings, written or oral, between the parties with respect to such matters.

You agree that unless and until a definitive agreement between the Company and you or any associate or affiliate of yours or any group of which you or any associate or affiliate of yours is a member with respect to any transaction referred to in the first paragraph of this letter agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the Company’s directors, officers, employees, agents or any other representatives or its advisors except for the matters specifically agreed to in this letter agreement. You further acknowledge and agree that (i) the Company shall have no obligation to authorize or pursue with you or any other party any transaction referred to in the first paragraph of this letter agreement, (ii) you understand that the Company has not, as of the date hereof, authorized any such transaction and (iii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements. Each party hereto shall be responsible for its own costs and expenses in connection with the evaluation and negotiation of the possible transaction.

The parties hereto acknowledge and agree that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you agree that the Company may obtain specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. It is the desire and intent of the parties that the provisions of this letter agreement be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought. Accordingly, if any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn to the maximum extent valid and enforceable, without invalidating the remaining provisions of this letter agreement.

As used in this agreement, (i) the term “person” will be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “representatives,” used with respect to a person, shall mean the directors, officers, employees, representatives, agents, attorneys, consultants, accountants, financial advisors and other advisors, and banks and other debt financing sources of or to such person; provided, however, with respect to banks and other debt financing sources such persons shall only be considered representatives from and after the date and only to the extent such person shall have entered into a confidentiality agreement acceptable to the Company with respect to such person’s receipt and use of any Evaluation Material and the Company has given its prior written consent for such persons to receive Evaluation Material, (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Exchange Act, (iv) the term “associate” when used with respect to a person shall have the meaning given to it in the Rule 12b-2 of the Exchange Act, (v) the term “group” shall have the meaning given to it in the Exchange Act, and (vi) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof. You irrevocably submit to (i) the exclusive jurisdiction of Tennessee state courts and any federal court sitting in the Middle District of the State of Tennessee for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (ii) the exclusive venue of such suit, action or proceeding in the City of Nashville in the State of Tennessee.

The obligations under this Agreement shall terminate and cease to have any force or effect on the earlier of: (i) two years from the date hereof, or (ii) the date of any consummation of the Transaction between the parties.

This letter agreement shall benefit and bind successors and assigns of you and of the Company; provided, however, that any assignment of this Agreement by you without prior written consent of the Company shall be void.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

J. Alexander’s Corporation

By:	/s/ Lonnie J. Stout II
Name:	Lonnie J. Stout II
Title:	Chairman, President and Chief Executive Officer

Confirmed and Agreed to:

Fidelity National Financial, Inc.

By:	/s/ Goodloe M. Partee
Name: Goodloe M. Partee
Title: Senior Vice President, Legal

Fidelity Newport Holdings, LLC

By:	/s/ Goodloe M. Partee
Name: Goodloe M. Partee
Title: Senior Vice President, Legal